Exhibit 1a12

October 6, 2016
Board of Directors
Sanz Solutions, Inc.
7950 NW 53rd St Suite 337
Miami, FL 33166

Re:            Reg A Plus on Form 1A for Sanz Solutions, Inc. (the "Company")

Dear Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to 25,000,000 newly issued shares for public sale of the Company's common stock, $.0001 par value,  and 5,625,000 shares held by selling shareholders to be sold by the issuer.

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i.	The Certificate of Incorporation of the Company;
ii.	The Registration Statement and the Exhibits thereto; and
iii.	Such other documents and matters of law, as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals or certified documents of all copies submitted to me as conformed, Photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without verification except where such verification was readily ascertainable.

October 6, 2016

Based on the foregoing, I am of the opinion that the 25,000,000 shares to be offered by the company will when sold be legally issued, fully paid and non-assessable and that the 5,625,000 shares held by the selling shareholders have been legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Nevada and federal law as in effect on the date of the effectiveness of this registration statement.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Interests of Named Experts and Counsel" in the prospectus comprising part of the Registration Statement.

Very truly yours,

/s/ Elaine Dowling, Esq.
Elaine Dowling, Esq.